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                                                                   EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS




     We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-3 and related Prospectus of JDN Realty Corporation for the registration of an aggregate of $400,000,000 for the offering of common stock, common stock warrants, preferred stock and debt securities and to the incorporation by reference therein of our report dated January 30, 1996, except for Note 14 as to which the date is February 27, 1996, with respect to the consolidated financial statements and schedules of JDN Realty Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.



                                            /s/ Ernst & Young LLP

Atlanta, Georgia
March 25, 1997